Exhibit 99.2

Healthcare Trust, Inc. (NASDAQ:HTIA/HTIBP) Q4 2021 Earnings Webcast

Opening – Louisa Quarto

Welcome to the fourth quarter 2021 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2021, filed on March 18, 2022, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the fourth quarter 2021 investor presentation for HTI and part of the Annual Report on Form 10-K for HTI for the year ended December 31, 2021 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right section of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of the webcast will be available on the company’s website.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Company Overview – (Mike Weil)

Thanks Louisa and thank you all for joining us today. The fourth quarter capped a strong year of resilient performance, portfolio growth through acquisitions, balance sheet improvements, successful navigation of the impacts of the Covid-19 pandemic and progress towards an operating environment that more closely resembles the pre-pandemic conditions. For the full year 2021, we completed $160 million of medical office building acquisitions at a weighted-average cap rate of 7.7%. Compared to 2020, we increased the volume of our acquisitions by $50 million and improved the weighted-average cap rate on acquisitions by 70 basis points. Our growth through acquisitions is supplemented by our leasing efforts. We currently have a forward leasing pipeline for our Medical Office Building portfolio of almost 30,000 square feet. If these agreements commence, we expect MOB occupancy to increase to 92% and annualized straight-line rent to increase by $700,000.

Our investment strategy remains anchored in our belief that the aging US population will need high-quality senior housing options for many years to come and that the increasing reliance on outpatient facilities will ensure that medical office buildings remain a vital part of the US healthcare system. We have diligently constructed a $2.6 billion portfolio of high-quality assets within these two segments to capitalize on this dynamic and the observable strong demographic tailwinds.

We’ve also increased SHOP occupancy by 2.1% from the pandemic low we saw in the first quarter, and we believe that SHOP occupancy will continue to rebound as the effects of COVID abate. In anticipation of this rebound, we invested nearly $13 million in capital expenditures last year to enhance and improve the marketability of our SHOP assets. To accelerate occupancy recovery, we have provided enhanced lead generation activities and sales training to our operating partners and built upon our existing online digital lead strategy. At the same time, we have made website enhancements to be visible, attractive, and competitive to seniors and their families who are in the market for housing options. Our SHOP management team has been traveling extensively to conduct site visits at all our properties to evaluate operations and ensure our brand standards are being upheld across the portfolio.

Our continued execution of our corporate initiatives in the fourth quarter and for the full year, including external accretive acquisitions and dispositions, internal growth from leasing available space to high-quality tenants, first-class property level operations and financial flexibility continues to position HTI for a liquidity event when our board determines the time is right.

Slide 3: Fourth quarter Cash Rent Collection

Our diligent acquisition underwriting process and strong underlying tenant fundamentals have been major contributors to our rent collection success over the last two years. For each of the last six quarters and for the full year 2021, HTI collected all of the original Cash Rent due in our MOB segment as well as nearly 100% for the full year 2020. We expect this trend to continue and note that all rent that was deferred in prior periods has now all been collected.

As a reminder from previous quarters, cash rental payments in the SHOP portfolio are primarily paid for by residents through private payer insurance or directly, and, to a lesser extent, by government reimbursement programs such as Medicaid and Medicare, therefore we haven’t provided detail on the collection amounts for our SHOP segment.

Slide 4: Portfolio Snapshot

As of December 31, 2021, HTI owned 202 properties, totaling approximately 9.2 million rentable square feet in 33 states. The portfolio consisted of 146 medical office buildings, 54 seniors housing operating properties with 4,500 individual units, and two land parcels. Based on the NOI, the portfolio was composed of 72% MOB and 28% SHOP assets.

At year end, our medical office building portfolio was 91.5% occupied with a weighted-average remaining lease term of 4.9 years. The SHOP portfolio was 74.1% occupied, a level that is a direct result of COVID-19. While MOB occupancy has remained resilient over the last two years, we believe there is still significant opportunity for leasing upside and our team is diligently working to lease available space.

Slide 5: Dynamic Portfolio Fundamentals

As previously mentioned, we have diligently constructed a portfolio of MOB and SHOP assets, as we believe these two segments have favorable long-term demographic tailwinds. As we grow the portfolio and deploy strategic leasing initiatives, we expect to exclusively focus on these property types within our acquisition and asset management strategies.

We have elected to focus on Medical Office Buildings due to growing demand from tenants as the ever-evolving healthcare system in the US becomes increasingly reliant on outpatient facilities and encourages medical professionals to consolidate practices and locate near hospital campuses. We believe that the steady occupancy rates, long-term net leases with embedded rental income growth, and NOI growth in this segment of our portfolio, as well as our success collecting rent, validates continued investment as we have been doing this year.

Our focus on SHOP assets is supported by our belief in long-term demographic tailwinds, which we believe will result in pent-up demand for seniors housing. As members of the Baby Boomer generation begin to approach their 80’s, we believe that demand for high-quality, service-focused, and strategically located seniors housing facilities will continue to increase. Our SHOPs are primarily “private pay” and not as dependent on the policies of governments or insurance providers for rent payments. Finally, our dedicated SHOP team collaborates with our aligned operators to manage our assets with the goal of maximizing benefits to residents, operators, and HTI.

We’ve worked diligently to construct a high-quality portfolio that is geographically well diversified across 33 states with only two states representing more than 10% of the total portfolio by square feet: Pennsylvania where we have a strong relationship with The University of Pittsburgh Medical Center, and Florida, where MOBs and seniors housing serve a large, retired population.

Slide 6: Strategic Partners

One of the most important aspects of a well-run healthcare real estate portfolio is the quality of the underlying tenants who occupy and operate the properties. Procuring well-respected brands and developing strong partnerships with them is a core focus of our asset management strategy in order to deliver superior long-term benefits not only for HTI, but for the residents and practitioners who live and work at our properties.

In HTI’s MOB portfolio, we have tenants such as The University of Pittsburgh Medical Center, DaVita, Sentara, and Ascension. HTI’s SHOP operators have been consolidated from over 15 operating brands in 2019 to a limited roster of high-quality operators that HTI is proud to partner with, including Jaybird Senior Living and Senior Lifestyle Corporation. As we have seen since the onset of COVID-19 pandemic, the direct relationships we have developed with our tenants over time have become more valuable than ever as we work together to find solutions to unprecedented challenges across the country.

As we grow our portfolio, we continue to look for opportunities to add high-quality tenants to HTI’s MOB portfolio and to develop strong relationships with our current SHOP operators, who we trust to provide the best care for residents at our facilities.

Slide 7: Diligent Acquisitions

The last year was very active in terms of acquisitions. We completed accretive acquisitions in excess of $160 million at a weighted-average cap rate of 7.7%. This was $50 million more than the amount completed in 2020 and nearly double our 2019 acquisitions. Annualized Straight-Line Base Rent for leases currently in place at properties acquired during 2021 is approximately $14 million with a weighted average lease term of approximately 12 years. The highlight of these acquisitions is the Marietta Cancer Center, which was acquired in the third quarter for $80 million. This newly constructed, state-of-the-art building is leased to Marietta Memorial Hospital for 16 years.

We believe we have a strong cash and liquidity position to continue diligently seeking accretive acquisitions at opportunistic cap rates.

Scott, will you please take us through the financial results?

Slide 8: Conservative Leverage Profile– (Scott Lappetito)

Thank you, Mike.

This slide provides a snapshot of HTI’s capital structure. In 2021, we made several improvements to HTI’s capital structure including a 4% decrease in net leverage from 41.3% in 2020 to 37.3% in 2021 primarily through repayments to our credit facility. Our weighted-average interest rate also improved 0.2% from 3.6% to 3.4% in the same period.

Liquidity also increased by $175 million year-over-year, to $296 million at 2021 year-end, which we believe provides ample flexibility for both acquisitions as well as for general corporate purposes. Additionally, we have no scheduled debt maturities until 2023.

In the fourth quarter of 2021, we completed a $43 million CMBS financing at a 2.9% interest rate. This further diversified our capital structure and locked in historically low interest rates over 10 years.

In the fourth quarter of 2021, we also completed an $86.8 million inaugural Preferred Stock Series B Offering that received a BBB- investment grade rating from Egan Jones Ratings Company, which we believe reflects the high quality and diversified nature of HTI’s portfolio.

Slide 9: Key Operating Highlights

Last year, HTI executed on our operational initiatives by focusing on growing our portfolio of high-quality MOB assets, while maintaining high MOB occupancy, and by strengthening our balance sheet as I previously mentioned.

From an acquisition perspective, our volume was $160.4 million in 2021, which was 46% more than we did in 2020, all of which were medical office buildings. These acquisitions contributed to a 7% increase in NOI within our MOB segment, as compared to the fourth quarter of 2020.

Lastly, as you may have seen, last week we reported an estimated net asset value per-share as of 12/31/2021 of $15.00. I encourage you to review the complete filing for information on the process and inputs into how this net asset value was determined. We would note that the net asset value was calculated based on our portfolio at a point in time when the effects of the COVID-19 pandemic continued to weigh heavily on our SHOP portfolio.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 10: Company Highlights – (Mike Weil)

Thanks Scott.

We continue to position HTI for a liquidity event and long-term earnings growth by diligently constructing a high-quality portfolio through accretive acquisitions, establishing an asset management platform focused on driving strong operational outperformance, and generating leasing activity with leading healthcare brands. Year-over-year we have grown portfolio exposure to MOB assets, which have proven to be a particularly strong segment through the Covid-19 pandemic with stable and dependable occupancy rates. On the financial side, our underwriting and proactive asset management continues to result in complete rent collection in the MOB segment of our portfolio while we improved net leverage and increased our financial flexibility and acquisition capacity.

Our management team is the key to both ongoing performance and an eventual liquidity event based on management’s significant experience with public REITs and the healthcare industry.

Slide 11: Experienced MOB Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 25 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is the portfolio asset manager and ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Our team’s collective experience and excellent relationships with our tenants contributed to our ability to execute on such a significant quarter of acquisitions and build a pipeline for the rest of this year, while also growing MOB occupancy through new and renewed leases.

Slide 12: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio.

In 2018, HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

The last two years have required our SHOP team to work tirelessly to create a safe environment for our residents that balanced providing care, meeting ever-changing regulations related to COVID-19 and safely operating a business with thousands of employees. A second consecutive quarter of occupancy increases in the SHOP portfolio is evidence that their work with our operators is beginning to pay off, and we believe the initiatives this team has led to increase the marketability of our properties will continue to generate results in the future.

Slide 13: Strong Corporate Governance

HTI has an engaged board of directors, led by non-exec chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of independent directors, including an audit committee and a nominating and corporate governance committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on boards of publicly traded REITs.

Closing Statements – (Mike Weil)

As we close today’s call I want to reiterate the significant volume of acquisitions we completed this year, which, at $160 million, was nearly 50% more than last year and double what we closed in 2019. Our acquisitions are expected to generate approximately $14 million of annualized straight-line rent and were completed at a weighted-average cap rate of 7.7%, 70 basis points better than the acquisitions we completed in 2020. We continued to see strong, dependable performance in our MOB portfolio and are encouraged by increased occupancy in our SHOP portfolio, which is well-positioned to continue increasing as Covid-19 headwinds subside and our team lays the foundation for long-term growth in this segment. Our focus remains on the future, and positioning HTI for an eventual liquidity event. Thank you for joining us today and thank you for your continued support of HTI.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.